EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-143550 on Form S-8 of our reports dated March 28, 2008 relating to (1) the consolidated financial statements of Ivanhoe Mines Ltd. (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and (2) the effectiveness of Ivanhoe Mines Ltd.'s internal control over financial reporting, appearing in this Annual Report on Form 40-F of Ivanhoe Mines Ltd. for the year ended December 31, 2007.



(Signed) DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants
Vancouver, Canada
March 28, 2008